UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2015

SS&C Technologies Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34675	71-0987913
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

80 Lamberton Road Windsor, Connecticut	06095
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 298-4500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)

On March 31, 2015, SS&C Technologies Holdings, Inc. and SS&C Technologies, Inc. (together, “SS&C” or the “Company”) entered into the First Amended and Restated Employment Agreement (the “Amended Agreement”) with William C. Stone, SS&C’s Chief Executive Officer, to effect certain amendments to his prior employment agreement dated as of March 11, 2010 (the “Prior Agreement”). The modifications were intended to update the Prior Agreement for SS&C’s current business practices and compensation programs.

Under the Amended Agreement, Mr. Stone will continue to serve as Chairman of the Board of the Company and Chief Executive Officer of the Company. The term of the Amended Agreement will continue until March 11, 2016, and will be extended by successive one-year periods unless either party gives at least 90 days’ notice of non-renewal. Mr. Stone’s annual base salary under the Amended Agreement will be no less than $875,000, and he will be eligible for annual and long-term incentive grants under the Company’s incentive plans as may be in effect from time to time under the terms of such plans (and will not be entitled to any minimum annual cash bonus).

If the Company terminates Mr. Stone’s employment without “cause” or if Mr. Stone resigns for “good reason” (in each case as defined in the Amended Agreement) during the employment agreement term, or if Mr. Stone’s employment terminates because the Company provides a notice of non-renewal, subject to the effectiveness of a release in favor of the Company, Mr. Stone will be entitled to receive (1) an amount equal to 200% of his base salary and 200% of his average annual bonus for the three bonus years preceding termination, (2) accelerated vesting of 50% of his then unvested options and full vesting of any restricted stock and (3) three years of coverage under certain health plans. If Mr. Stone dies or his employment terminates due to “disability” (as defined in the Amended Agreement) he will be entitled to receive, subject to a release in the case of disability, (1) disability or death benefits (as applicable) in accordance with SS&C’s programs and arrangements, (2) accelerated vesting as set forth above, and (3) a pro-rated amount of his average bonus for the three bonus years preceding termination. Consistent with the Prior Agreement, if payments to Mr. Stone cause him to incur an excise tax under Section 4999 of the Internal Revenue Code, Mr. Stone will be entitled to an additional payment sufficient to cover such excise tax and any taxes associated with such payments.

The Amended Agreement also provides that SS&C will assist Mr. Stone with (and pay reasonable filing and legal fees associated with) any filing Mr. Stone may be required to make under the Hart-Scott-Rodino Act in connection with his ownership of SS&C common stock acquired in connection with his employment (including with respect to the conversion to common stock of certain SS&C Class A Non-Voting common stock held by Mr. Stone). The Amended Agreement provides for non-competition and non-solicitation covenants pursuant to which Mr. Stone will be prohibited from competing with SS&C or its affiliates and from soliciting employees or customers during his employment and for two years following termination of employment. The foregoing description of the Amended Agreement is intended to serve as a summary of the amendment only and is qualified in its entirety by reference to the Amended Agreement, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

99.1	First Amended and Restated Employment Agreement, dated March 31, 2015, between SS&C Technologies Holdings, Inc. and William C. Stone

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SS&C TECHNOLOGIES HOLDINGS, INC.

Date: April 1, 2015

	By:	/s/ Paul G. Igoe
Paul G. Igoe
Senior Vice President and General Counsel

INDEX TO EXHIBITS

Number	Description

99.1	First Amended and Restated Employment Agreement, dated March 31, 2015, between SS&C Technologies Holdings, Inc. and William C. Stone